EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders

Winmark Corporation:

We consent to the incorporation by reference in the Registration Statement File Numbers 33-85972, 33-85956, 33-79176, 33-71772, 333-3236 and 333-3066, on Form S-8 of Winmark Corporation of our reports dated February 7, 2003, except as to note 12, which is as of March 3, 2003, with respect to the consolidated balance sheet of Winmark Corporation as of December 28, 2002, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for the year then ended, and the related consolidated financial statement schedule for the year ended December 28, 2002, which reports appear in the December 28, 2002 annual report on Form 10-K Winmark Corporation.

Our report on the 2002 consolidated financial statements refers to our audit of the disclosures added to revise the 2001 and 2000 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of December 30, 2001. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of Winmark Corporation, other than with respect to such disclosures.

/s/ KPMG LLP
Minneapolis, Minnesota March 14, 2003